Exhibit 10.23

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

This Independent Contractor Consulting Agreement is made effective as of June 1, 2016 (the “Effective Date”) by and between ELIO MOTORS, INC., an Arizona corporation, 2942 North 24th Street, Suite 114-700, Phoenix, Arizona 85016 (“Company”); and HARI IYER, 4261 Ruthelma Ave, Palo Alto, CA 94306 (“Contractor”).

RECITALS

A.           Company engages in designing, developing and manufacturing of highly fuel-efficient, low cost vehicles known as the Elio (the “Business”).

B.           Contractor served as Company’s Chief Operating Officer immediately prior to this Agreement and continues to serve as a member of Company’s board of directors.

C.           While serving as Company’s Chief Operating Officer, Contractor had primary responsibility for the submission of a loan application under the Advanced Technology Vehicles Manufacturing (“ATVM”) Loan Program.

D.           Company’s ATVM loan application is still under consideration by the Loan Programs Office of the U.S. Department of Energy (“DOE”).

E.           Company desires to engage Contractor to continue pursuing its ATVM loan application, and Contractor desires to accept the engagement, as specified below.

AGREEMENT

1.             Services.

(a)           Company engages Contractor, and Contractor accepts the engagement for a period of up to one (1) year, in accordance with the provisions in this Agreement, as the Company’s ATVM loan consultant.  In this capacity, Contractor will, to the best of his ability, respond on a timely basis to all inquiries for additional information from the DOE related to Company’s ATVM loan application and do everything possible to enable Company to obtain the ATVM loan (the “Services”).

(b)           Contractor shall copy Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) on all correspondence with the DOE related to the ATVM loan application and shall brief Company’s CEO and CFO on all conversations about the ATVM loan application with DOE personnel by providing a memo regarding such conversations.  All of the Services will be performed by Contractor in accordance with guidelines, specifications, procedures, rules, and/or requirements provided by Company to Contractor from time to time.

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2.              Independent Contractor Status.

(a)           Under the terms of this Agreement, Contractor is an independent contractor and not an employee, servant, partner, associate, or joint venturer of Company.  Although (i) Company determines the services to be provided by Contractor, (ii) Company may specify the desired results, and (iii) a representative of Company may review all work completed by Contractor, Company will not supervise Contractor in his day-to-day conduct nor otherwise exercise control over the means and manner by which he provides the Services.  Contractor is not required or expected to perform work exclusively for Company.

(b)           Company is not responsible for withholding or deducting from Contractor’s fees FICA or taxes of any kind, unless such withholding becomes legally required.  Company will not provide to Contractor, and Contractor is not entitled to receive from Company, unemployment compensation, medical insurance, or any other insurance or employee benefits from Company.  Contractor is not entitled to workers’ compensation benefits.  Contractor is obligated to pay federal and state income tax on any monies earned pursuant to this independent contractor relationship.

3.             Work Assignments.  Company will specify the particular services to be performed by Contractor in each work assignment.  Company agrees to supply Contractor with any necessary information and materials needed by Contractor to satisfactorily complete the assignment.  Company may specify reasonable constraints on, or requirements related to, the project.

4.             Fees and Expenses.

(a)           As payment for Contractor’s Services, Company will pay to Contractor a monthly fee of Ten Thousand Dollars ($10,000) per month (the “Services Fee”) for all work performed by Contractor, which is payable by Company to Contractor on or before the 15th day of the month for the prior month.  A back-end retainer for Fifty Thousand Dollars ($50,000) covering the last five (5) months of the term of this Agreement shall be paid upon execution of this Agreement.

(b)           The Services Fee covers all expenses of Contractor, except if the DOE should wish to meet in person with Company and Contractor.  In that event, Company will pay for or reimburse Contractor for his reasonable travel and lodging expenses.

5.             Compliance with Laws, Regulations and Rules.  Contractor agrees that in performing the Services for Company, he will comply with the applicable laws, regulations and rules pertaining to the ATVM loan application.

6.             Confidentiality and Covenant against Competition.

(a)           Contractor acknowledges that much of the information imparted to Contractor by Company or obtained by Contractor during his employment with Company is confidential, constitutes trade secrets and remains the sole exclusive property of Company.  Contractor further acknowledges that Company’s confidential information and trade secrets are unique and novel.  Accordingly, Contractor will not disclose any such information, except as authorized by Company.  Contractor shall promptly return all materials containing proprietary information of Company in his possession or control, (i) upon the expiration or termination, for any cause, of this Agreement or (ii) as otherwise requested to do so by Company.

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(b)           Before disclosing confidential information or trade secrets of Company to others, Contractor shall require those persons to sign confidentiality agreements in a form supplied or approved by Company, binding those persons not to disclose the information except as may be authorized in the agreement.  Contractor agrees he will take all steps necessary, at Contractor’s own expense, to protect the confidential information and trade secrets mentioned in this Agreement.  Contractor agrees that he will not divulge this information to anyone without Company’s prior written consent.

(c)           During the term of this Agreement, and for a period of two (2) years after its expiration or termination for any cause, Contractor will not engage in any business In Competition (as defined below) with Company.  The provisions of this Agreement bind Contractor in any capacity, including as a sole proprietor, officer, director, partner, limited liability company manager or member, shareholder or employee.  Notwithstanding the prior sentences, Contractor will not be prohibited from owning securities in a similar business if the securities are listed on a stock exchange or publicly-traded on the over-the-counter market and represent not more than two percent (2%) of the total securities of that entity issued and outstanding.  For purposes of this provision, “In Competition” means the design, development or manufacture of highly fuel-efficient vehicles for sale in North America.

(d)           During the term of this Agreement, and for a period of two (2) years after its expiration or termination for any reason, Contractor will not divert or attempt to divert any business, partners or potential partners, or customers or potential customers of the Business to any business In Competition with Company by direct or indirect inducement or otherwise.  In addition, Contractor will not at any time do or perform any act, directly or indirectly, that harms the goodwill or reputation of the Business.

(e)           If a court of competent jurisdiction determines that the restrictions of Section 6(c) or Section 6(d) above are excessive in time, geographic scope, or otherwise, the court or arbitrator may reduce the restriction to the level that provides the maximum restriction allowed by law.

7.             Enhancements Developed by Contractor.

(a)           If Contractor develops, enhances, or otherwise improves any aspect of, or related to, the Business engaged in by Company, any and all plans, methods, ideas, and/or systems related to the development, enhancement, or other improvement (collectively, the “Enhancement”) will be solely owned by Company and will inure to the benefit of Company, and may become part of the Business.  Company may, in Company’s sole determination, use the Enhancement in its business and/or make it available to others as it deems appropriate.

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(b)          Contractor sells, assigns, and transfers to the Company and its successors and assigns all of Contractor’s right, title, and interest in any Enhancement that is an idea, invention, technique, modification, process, or improvement (whether patentable or not), or a trademark or service mark (whether registerable or not).

(c)           Without limiting the generality of the foregoing, Contractor agrees to do all of the following:

(i)           Disclose to Company in writing any Enhancement.

(ii)          Assign to Company or to a party designated by Company, at Company’s request and without additional compensation, all of Contractor’s rights (including all copyrights, patents, and other intellectual property rights) to the Enhancement for the United States and all foreign jurisdictions.

(iii)         Execute and deliver to Company such applications, assignments, and other documents as Company may request in order to apply for and obtain in the United States and any foreign jurisdictions patents, copyright registrations, trademark registrations, or other registrations with respect to any Enhancement.

(iv)         Sign all other papers necessary to carry out the obligations above.

(v)          Give testimony and render any other assistance, but without expense to Contractor, in support of Company’s rights to any Enhancement.

(d)           The provisions of this Section 7 are binding on Contractor if for any reason an Enhancement created by Contractor is not a “work made for hire”.

8.             Term/Termination.

(a)           The term of this Agreement will commence as of its Effective Date, and will expire one (1) year thereafter, unless terminated by either party as specified below.

(b)           Company may terminate this Agreement if Contractor breaches any provision of this Agreement and Contractor fails to cure the breach within thirty (30) days after written notice is given by Company to Contractor.

(c)           Contractor may terminate this Agreement if Company breaches any provision of this Agreement and Company fails to cure the breach within thirty (30) days after written notice is given by Contractor to Company.

(d)           Upon expiration or termination of this Agreement for any reason, Company’s obligation to pay further Services Fees will cease.  The Services Fee for the month of expiration or termination will be prorated, if expiration or termination occurs on a day other than the last day of the month.

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(e)           If termination is by Contractor, Contractor will use reasonable efforts to ensure that any work assignments accepted by Contractor are complete, or that Company has time to find another person to complete the work assignment (b) before it/they need to be completed.

9.            Notices.  All notices required or permitted by this Agreement or by law may be (i) personally delivered to the intended recipient; or (ii) sent by courier or by certified mail with return receipt requested, with delivery charges or postage prepaid, and addressed to the intended recipient as set forth above.  Notices may also be given by e-mail or facsimile if the recipient has previously notified the sender of its e-mail address and/or facsimile number and has not previously advised the sender in writing not to send notices by e-mail and/or facsimile.  Notices will deemed delivered when received, if given by personal delivery, courier, or if applicable, by e-mail or facsimile; or three (3) days after deposit with the U.S. Postal Service with proper address and postage paid.  If delivery of any notice properly given under this provision is refused or delivery cannot otherwise be completed, the notice will be deemed delivered on the first attempted delivery.  Payments by Company may be sent to Contractor by regular, uncertified mail or any other method of delivery.

10.           Contractor Indemnification.  Contractor shall indemnify and hold Company and its affiliates and their respective directors, officers, employees, agents, other representatives, successors and assigns (collectively, the “Company Group Members”) harmless from and against any and all claims, demands, losses, and expenses incurred by Company and/or any of the Company Group Members in connection with or arising from (i) the Services or (ii) any breach by Contractor of this Agreement, except if and to the extent caused by the acts, or omissions where it had a duty to act, of Company or Company Group Members.

11.           Company Indemnification.  Company shall indemnify and hold Contractor and his successors and assigns (collectively, the “Contractor Group Members”) harmless from and against any and all claims, demands, losses, and expenses incurred by Contractor or a Contractor Group Member in connection with or arising from (i) any breach by Company of this Agreement or (ii) any claim related to Company’s ATVM loan application, except if and to the extent caused by the acts, or omissions where he had a duty to act, of Contractor or a Contractor Group Member.

12.           Modifications; Waiver.  Any modification of this Agreement must be in writing and signed by the parties to this Agreement.  Failure of any of the parties to insist upon the strict performance of any of the provisions of this Agreement will not constitute or be construed as a waiver or relinquishment of the right to thereafter enforce that provision, and it will continue in full force and effect.

13.           Governing Law; Venue; Waiver of Jury Trials.  This Agreement will be governed by and construed in accordance with the laws of the State of Arizona.  The parties agree that any appropriate state or federal court in Arizona has exclusive jurisdiction and venue over any case or controversy arising under or related to this Agreement, and is the proper forum in which to adjudicate the case or controversy.  The parties expressly consent to personal jurisdiction in the State of Arizona.  EACH PARTY WAIVES ITS RIGHTS TO A TRIAL BY JURY, EXCEPT IF PROHIBITED BY APPLICABLE LAW.

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14.           Litigation Expense.  The prevailing party in any legal action arising out of or related to this Agreement will be entitled to recover from the other party its costs and expenses incurred in the action, including its reasonable attorneys’ and experts’ fees.  If more than one party is awarded a judgment in any dollar amount, the court will determine the prevailing party taking into consideration the merits of the claims asserted by each party, the amount of the judgment received by each party, and the relative equities between the parties.

15.           Partial Invalidity.  If a court of competent jurisdiction makes a final determination that any provision of this Agreement is invalid or unenforceable, that provision will be modified by the court so as to best continue to carry out the intent of the parties, or severed from this Agreement if it cannot be so modified; and the remaining provisions remain unimpaired.

16.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties related to its subject matter (into which all prior negotiations, commitments, representations, and undertakings with respect to its subject matter are merged).  No oral or other written understandings or agreements exist between the parties relating to the subject matter of this Agreement.

“Company”	“Contractor”
ELIO MOTORS, INC.
By: /s/ Paul Elio	/s/ Hari Iyer
Paul Elio	Hari Iyer
President and CEO

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